EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2000	1999	2000	1999
Net sales	$525,230	$481,259	$1,025,978	$931,866
Costs and expenses:
Cost of products sold	411,165	372,956	804,360	727,105
Selling, general and administrative expenses	47,914	48,049	98,768	98,898
Research and development	2,448	3,653	5,024	6,156
Interest expense	6,383	5,198	12,106	10,342
Other costs (income)	113	(864)	724	5,307
Minority interest in net income	157	976	203	1,929

Income before income taxes	57,050	51,291	104,793	82,129
Provision for income taxes	21,700	19,700	39,800	31,800

Net income	$35,350	$31,591	$64,993	$50,329

Basic earnings per share of common stock	$.67	$.60	$1.22	$.96

Diluted earnings per share of common stock	$.66	$.60	$1.21	$.96

Cash dividends paid per share of common stock	$.24	$.23	$.48	$.46

Average common shares and common stock equivalents outstanding	53,617	52,616	53,652	52,592

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of dollars)

	Jun 30 2000	Dec 31 1999
ASSETS
Cash	$28,712	$18,187
Accounts receivable—net	281,352	257,260
Inventories	280,655	274,597
Prepaid expenses and deferred charges	35,490	33,537

Total current assets	626,209	583,581

Property and equipment, net	773,604	776,241
Excess of cost of investments in subsidiaries over net assets acquired	167,461	150,496
Other assets	21,391	21,825

Total	188,852	172,321

TOTAL ASSETS	$1,588,665	$1,532,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$984	$1,049
Short-term borrowings	3,623	5,741
Accounts payable	190,986	189,749
Accrued salaries and wages	35,906	39,861
Accrued income and other taxes	18,703	16,868

Total current liabilities	250,202	253,268
Long-term debt, less current portion	409,761	372,267
Deferred taxes	90,821	89,635
Other liabilities and deferred credits	48,352	51,580

Total liabilities	799,136	766,750

Minority interest	1,249	39,498
Stockholders' equity:
Common stock (60,876,829 and 59,098,203 shares)	6,088	5,910
Capital in excess of par value	237,002	181,957
Retained income	814,380	775,011
Other comprehensive income (loss)	(37,786)	(30,644)
Common stock held in treasury (7,735,188 and 6,909,488 shares)	(231,404)	(206,339)

Total stockholders' equity	788,280	725,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,588,665	$1,532,143

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of dollars)

	Six Months Ended June 30
	2000	1999
Cash flows from operating activities
Net income	$64,993	$50,329
Non-cash items:
Depreciation and amortization	52,601	50,561
Minority interest in net income	203	1,929
Deferred income taxes, non-current portion	1,587	1,097
Losses of unconsolidated affiliated companies	989	5,729
(Gain) loss on sale of property and equipment	(15)	125

Cash provided by operations	120,358	109,770
Change in working capital, net of effects of acquisitions and dispositions	(35,239)	(32,400)
Net change in deferred charges and credits	(3,401)	4,732

Net cash provided by operating activities	81,718	82,102

Cash flows from investing activities
Additions to property and equipment	(51,890)	(58,349)
Business acquisitions	(3,277)	(1,424)
Proceeds from sale of property and equipment	247	974
Other	10	16

Net cash used in investing activities	(54,910)	(58,783)

Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisitions	37,530	(2,070)
Change in short-term debt	(1,707)	169
Cash dividends paid	(25,624)	(24,063)
Common stock purchased for the treasury	(25,065)	(43)
Stock incentive programs and related tax effects	374	53

Net cash used by financing activities	(14,492)	(25,954)

Effect of exchange rates on cash	(1,791)	(1,609)

Net (decrease) increase in cash	$10,525	$(4,244)

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands of dollars except per share amounts)	Common Stock	Capital In Excess Of Par Value	Retained Income	Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholder's Equity
Balance at December 31, 1997	$5,864	$174,562	$653,933	$(6,263)	$(160,862)	$667,234
Net income for 1998			101,130			101,130
Translation adjustment for 1998				(72)		(72)
Pension liability adjustment, net of $102 tax benefit				219		219

Total comprehensive income						101,277

Cash dividends paid on common stock, $.88 per share			(46,701)			(46,701)
Stock incentive programs and related tax effects	42	7,346				7,388
Purchase of 1,110,843 shares of common stock					(41,344)	(41,344)

Balance at December 31, 1998	$5,906	$181,908	$708,362	$(6,116)	$(202,206)	$687,854

Net income for 1999			114,775			114,775
Translation adjustment for 1999				(24,353)		(24,353)
Pension liability adjustment, net of $536 tax benefit				(175)		(175)

Total comprehensive income						90,247

Cash dividends paid on common stock, $.92 per share			(48,126)			(48,126)
Stock incentive programs and related tax effects	4	49				53
Purchase of 122,599 shares of common stock					(4,133)	(4,133)

Balance at December 31, 1999	$5,910	$181,957	$775,011	$(30,644)	$(206,339)	$725,895

Net income for first six months of 2000			64,993			64,993
Translation adjustment for the first six months of 2000				(7,142)		(7,142)

Total comprehensive income						57,851

Cash dividends paid on common stock, $.48 per share			(25,624)			(25,624)
Stock incentive programs and related tax effects	5	369				374
Common stock transactions related to acquisition of minority interest in a subsidiary company	173	54,676				54,849
Purchase of 825,700 shares of common stock					(25,065)	(25,065)

Balance at June 30, 2000	$6,088	$237,002	$814,380	$(37,786)	$(231,404)	$788,280

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operation. It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

    For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

Note 2—Inventories

    The Company's inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Inventories are summarized as follows:

(in thousands of dollars)	June 31 2000	Dec 31 1999
Raw materials and supplies	$95,255	$93,539
Work in process and finished goods	185,400	181,058

Total inventories	$280,655	$274,597

Note 3—Earnings Per Share Computations

	Three Months Ended June 30,		Six Months Ended June 30,
	2000	1999	2000	1999
Income available to common stockholders (numerator)	$35,350,000	$31,591,000	$64,993,000	$50,329,000
Weighted-average common shares outstanding (denominator)	53,139,293	52,311,195	53,307,062	52,307,062
Basic earnings per share of common stock	$0.67	$0.60	$1.22	$0.96
Dilutive effects of stock option and stock awards, net of windfall tax benefits	477,669	305,073	344,681	285,200
Weighted-average common shares and common stock equivalents outstanding (denominator)	53,616,962	52,616,268	53,651,743	52,592,262
Diluted earnings per share of common stock	$0.66	$0.60	$1.21	$0.96

Note 4—Taxes Based On Income

    The Company's 2000 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 5—Segments of Business

    The Company's business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials. Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied. The Company evaluates the performance of its segments and allocates resources to them based on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest. A summary of the Company's business activities reported by its two business segments follows:

	For the Quarter Ended June 30,
Business Segments (in millions of dollars)	2000	1999
Net Sales to Unaffiliated Customers:
Flexible Packaging	$776.3	$693.8
Pressure Sensitive Materials	250.6	238.2
Intersegment Sales:
Flexible Packaging	(0.8)	(0.1)
Pressure Sensitive Materials	(0.1)	(0.0)

Total	$1,026.0	$931.9

Operating Profit and Pretax Profit:
Flexible Packaging	$104.5	$81.6
Pressure Sensitive Materials	25.5	22.4

Total operating profit	130.0	104.0
General corporate expenses	(12.9)	(9.7)
Interest expense	(12.1)	(10.3)
Minority interest in net income	(0.2)	(1.9)

Income before income taxes	$104.8	$82.1

Identifiable Assets:
Flexible Packaging	$1,215.3	$1,159.2
Pressure Sensitive Materials	328.6	295.4

Total identifiable assets	1,543.9	1,454.6
Corporate assets	44.8	44.6

Total	$1,588.7	$1,499.2